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                                                                   Exhibit 11.1

                              EMPLOYMENT AGREEMENT

          This Employment Agreement ("Agreement")is entered into as of May 23, 2002, by and between HUDSON RESPIRATORY CARE INC., a California corporation ("Company"), and Charles A. French ("Employee") (with Company and Employee sometimes being referred to herein individually as a "party" and collectively as the "parties").

                                    RECITALS:

          WHEREAS, Employee currently is an employee of Company; and

          WHEREAS, the parties desire to provide for Company's continued employment of Employee pursuant to the terms and provisions of this Agreement commencing as of May 23, 2002 (the "Effective Date").

                                   AGREEMENT:

          NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1. SERVICES AND COWENSATION.

          I.1. Employment of Employee. The parties hereby acknowledge that prior to the Effective Date Employee has been employed by Company. Commencing as of the Effective Date, Company agrees to employ Employee and Employee agrees to be employed by Company pursuant and subject to the terms and provisions of this Agreement. Employee agrees to serve Company faithfully and to the best of his ability in such capacity or capacities and with such duties and responsibilities as may be determined by Company from time to time. Employee shall devote such his full time and attention to the business of Company during the term of this Agreement. Employee shall not, while employed by Company, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise.

          I.2. Position held by Employee. As of the Effective Date, the Employee is serving as the President and Chief Executive Officer of the Company.

          I.3.      Compensation.

          (a) As compensation for Employee's performance of his services under this Agreement, Company shall pay Employee a base salary of four hundred thousand dollars per year. Company will also guarantee to pay an annual bonus of one hundred thousand dollars. Such compensation shall be prorated for a partial year based on the number of days worked for Company during such year, and shall be payable in accordance with Company's customary employee payroll practices, including but not limited to all customary withholding practices.

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          (b)       As additional compensation for Employee's performance of his services under this Agreement, Company agrees to pay a realization bonus upon the sale of Company, which shall be equal to the difference between 1% of the total consideration paid for the Company and the profit realized on stock options granted to Employee (the "Realization Bonus"). This Realization Bonus shall be paid on the closing date of the sale of the Company.

          (c) By agreeing to pay Employee an annual salary Company is not agreeing to employ Employee for any specified term or to pay Employee, upon the termination of his employment, any amounts other than those set forth in this section and Section 1.5 hereof. Company may in its sole discretion adjust Employee's compensation as it deems appropriate from time to time, provided, however, that any such adjustment shall apply prospectively only to periods following notification to Employee of such adjustment. Without limitation upon the discretion of Company, such compensation adjustments may be made to reflect
(i) any changes in Employee's employment position or responsibilities, (ii) Company's evaluation of Employee's job performance, and/or (iii) the nature and/or profitability of Company's business activities. Nothing contained herein shall be deemed contrary to Employee's right to effect a Qualifying Resignation under circumstances to which the provisions of Section 1.5(c)(iii) hereof apply.

          I.4       Fringe Benefits.

          (a) Employee shall be entitled to participate in all health, welfare, insurance, pension and other similar employee benefit plans and programs of Company which are open to participation by employees holding employment positions comparable to Employee's position; provided, however, that such participation by Employee shall in all cases be subject to the terms and provisions of each such employee plan or program and also to applicable federal, state or other governmental laws and regulations. Employee shall have the right following termination of his employment for any reason to stay enrolled in the Company's medical and dental plans at a cost equal to that which would be charged if he were still an employee until he is eligible for coverage under Medicare.

          (b) Employee's eligibility for the use of a Company automobile or to payment of an automobile allowance from Company, and the terms of such automobile use or allowance, shall be determined from time to time by Company in its discretion in accordance with its periodic review of all elements of its management compensation arrangements.

          I.5       Termination of Employment; Severance Pay.

          (a) The parties hereby expressly agree that Employee's employment by Company may be terminated by either party at any time and for any reason, whether with or without cause.

          (b) Except as provided in subsection (c) and subject to Employee's execution of a Waiver and Release of all claims against Company and its affiliates, if Employee's employment with Company is involuntarily terminated by Company, or if Employee resigns pursuant to a Qualifying Resignation (as defined below), then Company shall pay to Employee for a period of twelve (12) months (the "Severance Period") a severance payment equal to the base salary and guaranteed bonus discussed in Section 1.3 (the "Severance Payment"). Employee's Severance Payment shall be paid on a monthly basis during the Severance Period

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commencing on the last regular Company payroll date for the month in which
Employee's termination date falls. If Employee shall be reemployed within the Severance Period, Employee's Severance Payment shall be reduced by the amount of monthly base compensation which Employee shall earn pursuant to such other employment during the Severance Period. Employee shall be obligated to provide Company with adequate verification of the amount of compensation which Employee will earn pursuant to such other employment.

          (c) Notwithstanding the foregoing, Employee shall not be entitled to any Severance Payment in the event of the termination of Employee's employment with Company by reason of any one or more of the following: (i) Cause; (ii) Employee's death or Permanent Disability; or (iii) Employee's resignation, other than a Qualifying Resignation. As used in this Agreement, the following terms shall have the meanings set forth below:

                    (i) "Cause" shall mean (i) Employee's conviction of, or the entry of a pleading of guilty or nolo contendre by Employee to, a felony or a crime involving moral turpitude, (ii) Employee's material failure to perform his duties required under his employment relationship, material failure to comply with the Company's, its Parent's and/or any subsidiary's standard policies and procedures generally applicable to employees, or failure to comply with any provision of this employment agreement after having received written notice from the Company, its Parent and/or a subsidiary identifying such failure and after having received an opportunity of at least ten
          (10) days in which to cure the failure so identified by the Company, its Parent and/or a subsidiary if such failure is susceptible to cure,
          (iii) a willful act by Employee as a result of which he receives an improper personal benefit at the expense of the Company, its Parent and/or a subsidiary, (iv) an act of fraud or dishonesty committed by Employee against the Company, its Parent and/or a subsidiary, or (v) any other misconduct by Employee that is materially injurious to the business or reputation of the Company, its Parent and/or a subsidiary. "Parent" means River Holding Corp.

                    (ii) "Permanent Disability" shall mean a disability which qualifies Employee for disability payments under Company's long-term disability plan.

                    (iii) "Qualifying Resignation" shall mean a resignation by Employee within 60 days after any of the following: (a) a change of Employee's duties and responsibilities which cause Employee's position to be one of materially lesser responsibility and scope; or (b) a reduction in Employee's base salary.

          (d)       If Employee's employment with the Company is terminated for
(i) Cause; (ii) Employee's death or Permanent Disability; or (iii) Employee's resignation, other than a Qualifying Resignation, as described above in subsection (c), Employee shall receive a lump sum payment equal to the full amount of Employee's base salary and guaranteed bonus payable, but not yet paid, though the date on which Employee is terminated plus any accrued vacation. Upon

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the date of Employee's termination, all benefits provided to the Employee by the
Company pursuant to employee benefit plans and programs shall cease in accordance with the Company's regular policies and customary practices applicable to such benefit plans, with the exception of the right to continue to participate in the Company's medical and dental plans as discussed in
Section 1.4.

          (e)       The payment of any Severance Payment as provided under this
Section 1.5 shall be subject to Company's usual and customary employee payroll practices and also subject to all applicable withholding requirements. Except for such Severance Payment, Employee shall not be entitled to any further compensation or other severance benefits by reason of a termination of his employment with Company, with the exception of the right to continue to participate in Company's medical and dental plan. Employee also agrees that this Severance Payment is intended to compensate Employee for all claims, losses and/or damages resulting from or arising out of his termination with Company.

ARTICLE II.    PROHIBITED ACTIVITIES; CONFIDENTIAL INFORMATION;
               NONDISCLOSURE; NONINTERFERENCE AND NONSOLICITATION COVENANTS.

          II.1. Prohibited Activity. As used herein the term "Prohibited Activity" means (a) the direct or indirect diversion of business to, or solicitation of business for or on behalf of, any person, firm, corporation or other entity which is a competitor of Company, and (b) solicitation, or inducement of any employee of Company to terminate his relationship with Company for the purpose of becoming employed by or associated with a competitor of Company. Employee hereby agrees that during the ten-n of his employment with Company he will not engage in any Prohibited Activity.

          II.2. Confidential Information; Nondisclosure Covenant.

          (a) As used herein the term "Confidential Information" shall mean all customer and contract lists, records, financial data, trade secrets, business and marketing plans and studies, manuals for employee and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by Company in the course of its business and which is not known by or readily available to the general public.

          (b) Employee acknowledges that, in the course of performing services for and on behalf of Company, Employee has had and will continue to have access to Confidential Information. Employee hereby covenants and agrees to maintain in strictest confidence all Confidential Information in trust for Company, its successors and assigns. During the period of Employee's employment with Company and at any and all times following Employee's termination of employment for any reason, including without limitation Employee's voluntary resignation or involuntary termination with or without cause, Employee agrees to not

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misappropriate, or disclose or make available to anyone outside Company's organization, any Confidential Information or anything relating thereto without the prior written consent of Company, which consent may be withheld by Company for any reason or no reason at all.

          (c) Upon Employee's termination of his employment with Company for any reason, including without limitation Employee's voluntary resignation or involuntary termination with or without cause, Employee hereby agrees to promptly return to Company's possession all copies of any writings, drawings or other information relating to Confidential Information which are in Employee's possession or control. Employee further agrees that, upon the request of Company at any time during Employee's period of employment with Company, Employee shall promptly return to Company all such copies of writings, drawings or other information relating to Confidential Information which are in Employee's possession or control.

          (d) Employee hereby assigns to Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice, during his employment with Company. All original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee's services hereunder and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

          11.3. Noninterference and Nonsolicitation Covenants. In further reflection of Company's important interests in its proprietary information and trade and employee relationships, Employee agrees that, during the Severance Period following the termination of Employee's employment with Company for any reason, including without limitation Employee's voluntary resignation or involuntary termination with or without cause, Employee will not do any of the following without the prior written consent of Company:

          (a) directly or indirectly, for or on behalf of any person, firm, corporation or other entity, interfere with any contractual or other business relationship that Company has with any of its customers, clients, service providers or materials suppliers as of the date of Employee's termination of employment; or

          (b) directly or indirectly solicit or induce any employee of Company to terminate his employment relationship with Company.

          II.4. Severance Payment Forfeiture for Breach. If Employee at any time breaches his/her covenants or obligations under the foregoing provisions of Sections 2.1, 2.2 and/or 2.3, Employee shall forfeit, and shall not be entitled to receive, any remaining installments of the Severance Payment otherwise payable to Employee under this Agreement.

          II.5. Injunctive Remedy. In the case of any breach or threatened breach by Employee of any of his covenants or obligations under Sections 2.1,
2.2 and/or 2.3, the parties hereto agree that damages may not be an adequate remedy for Company and that, in the event of any such breach or threatened breach, the Company may, either with or without pursuing any

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potential damage remedies, immediately obtain and enforce an injunction prohibiting Employee from committing or continuing to commit such breach or threatened breach.

ARTICLE III. MISCELLANEOUS

          III. 1.Notices. All notices, requests, or other communications (collectively referred to as "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally delivered, or may be deposited in the United States mail, postage prepaid and addressed as follows:

          To Company at:      Hudson Respiratory Care Inc.
                              27711 Diaz Road
                              Temecula, CA 92390

          To Employee at:     Employee's current residential mailing address
                              as reflected in Company's employee records

A Notice, which is delivered personally shall be deemed given as of the date of personal delivery, and a Notice mailed as provided herein shall be deemed given on the second business day following the date so mailed. Either party may change its address for purposes of Notices pursuant to a Notice, given as provided in this Agreement, advising the other party of such change.

          III.2. Effective Date. Employee and Company understand and acknowledge that, as of the date of execution of this Agreement, Employee is an employee of Company. Employee and Company agree, however, that the employment relationship between Employee and Company shall be governed in all respects by the terms and provisions of this Agreement effective as of the date hereof.

          III.3. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California applicable to Agreements made and to be performed only within the State of California.

          III.4. Entire Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced into any judicial proceeding, if any, involving this Agreement, except for written modifications as provided under Section 3.5 hereof. The parties agree that there are no collateral agreements of any kind concerning Employee's employment with Company. The parties further agree that any and all prior employment agreements and agreements relating to the Company's former Equity Participation Plan by and between the parties are hereby revoked and superseded in their entirety by the provisions of this Agreement.

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          III.5.    Modifications and Amendments. This Agreement may not be
amended, modified changed or supplemented, nor may obligations hereunder be waived, except by written instrument signed by both parties.

          III.6. Successors and Assigns. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors, assigns and/or heirs.

          III.7. Assignment. Employee's rights, duties, and obligations under this Agreement may not be assigned by Employee without the prior written consent of Company. In. connection with any sale, transfer or other disposition of all or any part of Company's business, Company may assign to the transferee Company's rights, duties and obligations under this Agreement.

          III.8. Third Party Rights. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

          III.9. Non-Waiver of Rights. The failure or delay of either party in the exercise of any right given to such party hereunder shall not constitute a waiver of rights unless the time specified herein for exercise of such rights has expired, nor shall any single or partial exercise of any right preclude the other or further exercise thereof or of any other right.

          III.10. Partial Invalidity. If any provision of this Agreement is found to be invalid or otherwise unenforceable by any court or other tribunal of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity and enforceability of the remaining provisions hereof.

          III.11. Pronouns and Plurals. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

          III.12. Counterparts. This Agreement may be executed in two counterparts, each of which may be deemed an original, but both of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOFF, the parties hereto have executed this Agreement as of the date first written above.

                              "COMPANY"

                              HUDSON RESPIRATORY CARE INC.,
                              a California corporation

                              By:    /s/ Jon D. Ralph
                                     -----------------------------
                                     Jon D. Ralph

                                     Director

                              "EMPLOYEE"

                              By:    /s/ Charles A. French
                                     -----------------------------
                                     Charles A. French

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